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[GRAPHIX ZONE LOGO]                                             EXHIBIT 10.10


January 15, 1996

Mr. Norm Block
26672 Honey Creek
Palos Verdes, CA 90275

Dear Norm:

Angela, Ron, and I have enjoyed our recent discussions with you regarding the possibility of you joining our company in a senior executive management role. Please let this memo summarize those discussions and serve as an offer letter.

During your employment:

o       Your title will be Executive Vice President and COO/CFO reporting to me.

o       The following company departments will report to you:

        - Finance
        - Administration & Human Resources
        - Sales (Worldwide)

o       Your base salary will be $5,700 per pay period (every 2 weeks).

o A $10,000 bonus will be paid to you within 30 days after each quarter achieving profits => $300,000. In addition, a $20,000 bonus will be paid to you within 30 days after 4 consecutive quarters achieving profits => $1,200,000 or for meeting the company's annual profit goals. (All above bonus goals are plus or minus 10%).

o A $30,000 non-recoverable draw against the above mentioned bonuses will be paid to you at the rate of $7,500 per quarter.

o       Your start date will be 1/6/96.

o 225,000 shares will be granted to you at fair market value of today's stock close price of 5 3/8.

        - The 225,000 shares shall vest monthly over the next 24 months commencing on your start date.

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        - After the Graphix Zone/StarPress merger is completed and approved by the SEC and shareholders, all above granted shares shall vest if any material change in ownership or control occurs. For example, but not limited to, the sale, partial sale, or merger of the Company.

        - Currently there is not enough stock in the Graphix Zone 1995 Stock Option Plan to satisfy the above transaction. As a result, we envision your becoming the EVP/CFO/COO of the new Delaware corporation that would be the holding company of both Graphix Zone and StarPress after the merger ("New GZ"). We expect New GZ to be formed and a New GZ Stock Option Plan (which would ultimately subsume all of the Graphix Zone and StarPress plans as well as provide options for New GZ employees such as yourself) adopted within a week. The New GZ 1996 Stock Option Plan would be submitted to the vote of shareholders of both companies at the time of the vote on the merger and would, therefore, be a 16b-3 exempt plan. We expect to be able to form New GZ and adopt New GZ 1996 Stock Option Plan within the two week time frame before your start date.

        - If, for legal, tax or accounting reasons, we conclude that this method of dealing with the issues proves unworkable (this possible solution was only recently considered and needs to be thought through by the relevant professionals), the alternative solution will be to hire you as EVP CFO/COO of Graphix Zone, grant you an options to purchase approximately 150,000 shares of Graphix Zone now and 75,000 shares after the merger is completed and new plans put in place, with Graphix Zone's commitment to make up to you and loss incurred as a result of increased in Graphix Zone's stock price between the date of grant of the 150,000 shares and the date of grant of the 75,000 shares (by additional options, stock appreciation rights, bonuses, or some combination of the foregoing acceptable to all of us).

o You will be invited to attend and participate in each company board meeting.

o The company currently does not have a severance package. However, we are willing to provide you with at least 9 months severance pay should you be terminated from the company, expect by your own voluntary resignation or serious cause involving an illegal act.

o Medical, dental, and vision insurance are included in your compensation package, subject to your acceptance by our insurance carrier. You may also opt to purchase dependent coverage for your family. If necessary, Jill Lewis, our VP of administration, will give you more information on this.
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Norm, we are all impressed with your experience, style and track record. We are confident that you can make a significant contribution to our company and its future success and profitability. Please call me at your earliest convenience if you have any questions or comments.

I look forward to your positive response.


Sincerely,

/s/  CHUCK CORTRIGHT
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Chuck Cortright
President & CEO

cc:     Angela Aber
        Jill Lewis
        Ron Posner


Accepted:

/s/  NORM BLOCK
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Norm Block               Date